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                                                                    EXHIBIT 10.1


                        AMENDMENT OF EMPLOYMENT AGREEMENT

      This Amendment of Employment Agreement ("AGREEMENT") is entered into this 21st day of October, 2005, by and between Henry M. Baroco ("EXECUTIVE") and Private Business, Inc. (the "COMPANY"). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Employment Agreement (as defined below).

      WHEREAS, Executive is currently employed by the Company as its Chief Executive Officer pursuant to the terms of that certain Employment Agreement dated as of July 1, 2004, as amended (the "EMPLOYMENT AGREEMENT"); and

      WHEREAS, the Company is currently planning to enter into that certain Agreement and Plan of Merger dated of even date herewith (the "MERGER AGREEMENT"), by and among the Company, CSL Acquisition Corporation, Captiva Solutions, LLC and the Captiva Signatories (as defined in the Merger Agreement), pursuant to which the Company will acquire Captiva Solutions, LLC; and

      WHEREAS, in connection with the transactions contemplated by the Merger Agreement Executive will become the Company's President and Chief Operating Officer and will resign from the Company's Board of Directors, and Mr. Lynn Boggs will become the Company's Chief Executive Officer and join the Board; and

      WHEREAS, Executive has indicated that he is willing to consent to certain changes in his Employment Agreement resulting from the changes contemplated by the Merger Agreement; and

      NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

      1. CONSENT TO CHANGE IN DUTIES AND TITLE. Executive hereby agrees that effective upon the closing of the merger that is contemplated by the Merger Agreement (the "EFFECTIVE DATE") that he will cease to be the Company's Chief Executive Officer, and that as of such date, he will become the Company's President and Chief Operating Officer. Mr. Baroco also agrees that as of the Effective Date he will cease to be on the Board of Directors and this Agreement shall serve as his resignation from the Board. As of the Effective Date, without further action, the Employment Agreement shall be amended by deleting Section II in its entirety and replacing it with the following:

                                   "SECTION II
                          POSITION AND RESPONSIBILITIES

            During the Period of Employment, as such term is defined herein below, the Executive agrees to serve as President and Chief Operating Officer of the Company and to be responsible for the typical management responsibilities



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      expected of a chief operating officer of a similarly-sized publicly-traded and listed company and such other responsibilities as may be assigned to Executive by the Board of Directors of the Company or the Chief Executive Officer consistent with the responsibilities expected of a president and chief operating officer of a similarly-sized, publicly-traded and listed company."

      Except as amended by this Agreement, following the Effective Date the Executive will continue to be employed by the Company in accordance with the terms of the Employment Agreement.

      2. ACKNOWLEDGEMENT REGARDING CONSTRUCTIVE DISCHARGE. The parties hereto hereby irrevocably agree and acknowledge, on behalf of themselves, their heirs and assigns, that the actions described in Section 1 of this Agreement, if effected, shall not constitute a Constructive Discharge under the Employment Agreement.

      3.    STOCK OPTIONS. The Company agrees that:

      (a) Executive is hereby granted an option to acquire One Hundred Fifty-Five Thousand (155,000) shares of Company common stock at an exercise price of $1.32 per share in the form attached hereto as Exhibit A (the "Option Grant"). All shares issued under the Option Grant shall vest automatically on the Effective Date.

      (b) All unvested options under that certain stock option grant to the Executive dated August 4, 2004, in the amount of One Hundred Thousand (100,000) shares, at an exercise price of $1.83 per share, shall immediately vest and become exercisable on the Effective Date.

      4. SECTION 409A. Notwithstanding any provisions of this Agreement or the Employment Agreement to the contrary, in the event any payment otherwise required to be made under this Agreement or the Employment Agreement would be considered to be a payment of nonqualified deferred compensation, such payment shall be made in a time and manner such that no amount will be required to be included in Executive's income by reason of a failure to comply with the requirements of Sections 409A(a)(2), (3) and (4) of the Internal Revenue Code of 1986, as amended (the "Code") (such payments, therefore, being included in Executive's income at the time of actual receipt pursuant to other applicable provisions of the Code). This Section 4 shall apply to such payments and to such extent as necessary so as to avoid imposition of tax or additions to tax pursuant to Code Section 409A(a)(1), and may result in modifications to payments that include, but are not limited to, a requirement that a payment otherwise required to be made pursuant to this Agreement or the Employment Agreement in connection with the termination of Executive's employment with the Company be deferred until six months after such termination of employment, if such deferral of payment is necessary to comply with the requirements of Code Section 409A(a)(2)(B)(i).

      5. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.



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      6.    ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement
(including the documents and instruments referred to herein) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and are not intended to confer and shall not upon any person other than the parties any rights or remedies hereunder.

      7. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Tennessee, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

      8. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.




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      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                            EXECUTIVE:


                                            /s/ Henry M. Baroco
                                            -------------------
                                            Henry M. Baroco


                                            COMPANY:


                                            By:    /s/ J. Scott Craighead
                                                   ----------------------
                                            Name:  J. Scott Craighead
                                            Title: Chief Financial Officer






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